UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253

(Address of principal executive offices) (Zip Code)

480-305-8910

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01. Other Events.

Effective May 21, 2018, Steven C. Lockard, President and Chief Executive Officer of TPI Composites, Inc. (the Company), adopted a stock trading plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. This Rule 10b5-1 trading plan was adopted to enable Mr. Lockard to sell a portion of his holdings of Company common stock over time as part of Mr. Lockard’s long-term strategy for asset diversification and liquidity. In accordance with Rule 10b5-1, Mr. Lockard will have no discretion over the sales of his shares of Company common stock under the Rule 10b5-1 trading plan.

As of May 21, 2018, Mr. Lockard has an aggregate ownership interest in 1,361,905 shares of Company common stock, which consists of a direct ownership interest in 213,597 shares of Company common stock, and a derivative interest in 828,720 stock options, 239,322 time-based restricted stock units and 80,266 performance-based restricted stock units. Under the Rule 10b5-1 trading plan, up to 207,180 shares of Company common stock underlying Mr. Lockard’s vested stock options (representing approximately 15% of his total direct and derivative ownership interests in Company common stock) may be sold into the marketplace over a twelve month period beginning in August 2018, subject to the satisfaction of certain conditions and the contemporaneous exercise of such stock options.

Any transactions under the Rule 10b5-1 trading plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission when due. The Company does not undertake to report Rule 10b5-1 trading plans by other officers or directors of the Company in the future, or to report modifications or terminations of any such plans, whether or not the plan was publicly announced, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: May 22, 2018	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer